Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Provides Second Quarter 2021 Preliminary Results and Operational Update

HOUSTON, July 8, 2021 - Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today provided preliminary estimates of its earnings and unit sales for the three months ended June 30, 2021.

Group 1 CEO Earl Hesterberg stated, “The unprecedented supply disruption to new vehicle production largely stemming from the microprocessor shortage has made it very difficult for the financial markets to grasp the impact on our business.  Therefore, we are providing some preliminary data on how we are navigating through these challenging times – and I think it is fair to say we are navigating the situation quite well.”

Group 1 expects earnings per share on a GAAP and non-GAAP basis for the second quarter of 2021 to range between $10.20 and $10.70 per share.  This result was driven by strong vehicle margins in the U.S., a rebound in U.S. service business, recovery of the U.K. market, and ongoing strong cost control throughout the company.

Group 1 expects U.S. second quarter 2021 parts and service gross profit to have increased by approximately 10% versus the second quarter of 2019 on a same-store basis. Comparisons versus the second quarter of 2020 are distorted due to substantial COVID-related business disruptions in the second quarter of last year.

Group 1 President, U.S and Brazilian Operations, Daryl Kenningham added, “As evidenced by U.S. new vehicle industry sales volumes in recent months, the prolonged reduced level of vehicle production by our OEM suppliers has hampered industry sales volumes and our new-vehicle inventory levels by significant amounts compared with normal expectations. However, it should be noted that industry sales volume reflects a dramatic decrease in the fleet segment in the U.S., a market that Group 1 does not actively compete in. Additionally, OEMs are now producing only the fastest selling models, which improved our inventory turn and enabled us to sell more new units in the U.S. in the second quarter of 2021 than we did in the second quarter of 2019, which was the comparable period pre-COVID.”

As shown below, Group 1 is also providing estimated second quarter 2021 new and used retail unit volumes, along with comparisons on a same store basis versus the second quarters of 2020 and 2019.  It should be noted that both the U.K. and Brazilian markets experienced some closures during the second quarter of 2020 and 2021, which distorts comparisons to the second quarter of 2019.

	Estimated	Est. Same Store			Estimated	Est. Same Store
New Retail Unit Sales	2Q21	vs 2Q20	vs 2Q19	Used Retail Unit Sales	2Q21	vs 2Q20	vs 2Q19
U.S. Segment	34,000	+55%	+11%	U.S. Segment	34,000	+31%	+12%
U.K. Segment	7,200	+90%	-29%	U.K. Segment	10,500	+165%	+21%
Brazil Segment	1,400	+98%	-44%	Brazil Segment	500	+50%	-43%
Consolidated	42,600	+61%	-1%	Consolidated	45,000	+49%	+12%

U.S. new vehicle inventories ended the second quarter of 2021 at approximately 5,400 units, which equates to a 16-day supply. U.S. used vehicle inventories ended the second quarter of 2021 at approximately 12,800 units, which equates to a 29-day supply.

Regarding the inventory outlook, CEO Earl Hesterberg commented, “We believe that we are nearing our lowest point of new vehicle supply with approximately 8,500 new U.S. vehicle receipts in June 2021 and a similar number expected in July.  We do not have visibility beyond that.  A high percentage of our incoming units are pre-sold and we were able to retail approximately 10,000 units in June in the U.S. despite inventory levels never exceeding 7,000 units at any point during the month.”

The foregoing estimated results are based on preliminary information as of this date and are subject to change following completion of the quarter-end review process and other developments arising between now and the time financial results are finalized. In addition, these preliminary unaudited results are not comprehensive financial results for the quarter ending June 30, 2021, should not be viewed as a substitute for complete GAAP financial statements or more comprehensive financial information, and are not indicative of the results for any future period.  The Company expects to release earnings for the quarter ended June 30, 2021 on July 29, 2021.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 188 automotive dealerships, 242 franchises, and 48 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit group1corp.com, group1auto.com, group1collision.com, acceleride.com, facebook.com/group1auto, and twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our strategic investments, goals, plans, projections and guidance regarding our financial position, results of operations, business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “thinks,” “seeks,” “should,” “foresee,” “may” or “will” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, (i) our ability to retain key personnel, (j) the impacts of COVID-19 on our business, (k) the impacts of any potential global recession and (l) our ability to maintain sufficient liquidity to operate. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.cm